CENDANT REPORTS 1999 FIRST QUARTER RESULTS

         EPS from Continuing Operations $0.22 in 1999 vs. $0.22 in 1998
              Net Income per Share $0.43 in 1999 vs. $0.20 in 1998

    Adjusted EBITDA from Continuing Operations Increased 12% to $450 Million

             Company Repurchased 60 Million Shares in First Quarter

                     Performance on Track to Meet 1999 Plan


New York, NY, April 21, 1999 - Cendant Corporation (NYSE: CD) today reported 1999 first quarter results. Results of operations reflect the reclassification of Entertainment Publications as a discontinued operation. Operating results for the quarter ended March 31, 1999, as compared with the prior year first quarter results were as follows:

o Revenues from continuing operations were $1.3 billion, up 17% from $1.1 billion
o  Adjusted EBITDA from continuing operations was $450 million, up 12%
o  Net income was $362 million, up 109%
o  Net income per share was $0.43 compared with $0.20
o Income from continuing operations per share was $0.22, equal to the first quarter of 1998

If Entertainment Publications had not been reclassified as a discontinued operation, income from continuing operations per share would have been $0.21, equal to $0.21 in the first quarter of 1998. A major component of the increase in revenues is the acquisition of National Parking Corporation in the UK in the second quarter of last year, which lowered EBITDA margins in the first quarter of 1999 compared with the first quarter of 1998. Net income from continuing operations reflects increased interest expense in the first quarter of 1999 as the Company used excess cash to repurchase approximately 60 million shares of Cendant common stock in the first quarter of 1999.

Net income and net income per share in 1999 include a gain on the sale of Cendant Software of $193 million, or $0.22 per share. (Adjusted EBITDA excludes certain unusual charges. See Table 1 for adjusted results and Table 1 and Table 2 for reported results.)

Business Unit Performance on Track
Cendant Chairman, President and Chief Executive Officer, Henry R. Silverman stated: "First quarter results were slightly higher than our forecasts, confirming our confidence in our business plan. We continue to be highly confident that we will deliver earnings per share in line with Wall Street expectations of between $1.04 to $1.10 for the year. We remain committed to our strategy to focus on growth in our core businesses, to sell non-strategic assets and to use the proceeds, as well as cash flow generated from operations, to buy back stock and retire debt."

Share Repurchase and Asset Sales
Under the current share repurchase program, the Company repurchased approximately 60 million shares of Cendant common stock on the open market in the first quarter. To date, the Company has repurchased 80 million shares under the program and, including the 7.1 million shares acquired as part of the sale of Hebdo Mag International, has reduced its shares outstanding by over 10%. The Company expects to continue to use excess financial resources, including cash flow from operations and proceeds from asset sales, to repurchase shares and retire debt. The Company's stated objective is to maintain a target debt to total capital ratio of 40% or less.

In addition to the previously announced proposed sale of three Internet companies (Rent.Net, Match.com and Bookstacks, Inc.) and Entertainment Publications, the Company is in preliminary discussions concerning the possible divestiture of other non-strategic businesses. Although no assurances can be given, the Company currently expects that it could announce the sale of certain non-strategic businesses as early as the second quarter with closings in the third quarter of 1999. If consummated, these transactions are expected to produce gross proceeds at least equivalent to the $1.3 billion realized from sales closed to date.

The Company is also exploring the possible sale of a minority equity interest in its on-line membership unit and anticipates that, if consummated, the transaction will be structured to preserve the option of an IPO in the future. The Company today separately announced that it has reached a definitive agreement to sell its National Leisure Group vacation package subsidiary to The Leisure Company, a subsidiary of America West Holdings Corporation, for an undisclosed cash amount.

Segment Results
See Table 3 for Revenues and Adjusted EBITDA by segment and Table 4 for Segment Revenue Driver Analysis.

Travel
Revenues  increased  $6.4  million,  or 2%, to $272.0  million  as a result of a collective 10% increase in lodging royalties, timeshare memberships and exchanges, and car rental royalties. The increase in core revenues was partially offset by non-recurring items primarily comprised of a $10.7 million lower gain on the sale of Avis Rent A Car, Inc. stock in the first quarter of 1999 compared with the first quarter of 1998. Such non-recurring items contributed to an EBITDA decrease of $4.4 million, or 3%, to $144.7 million. Excluding the Avis gains from both periods, EBITDA increased 5%.

Fleet
Revenues increased $5.2 million, or 5%, to $101.8 million, primarily as a result of higher service fee revenues. EBITDA decreased $7.9 million, or 17%, to $39.7 million primarily because of higher operating costs associated with the development of new products and higher borrowing costs. The negative variance on borrowing costs in the first quarter reflects the Company's credit ratings being placed under review in April 1998. As a result, this negative year-over-year variance is expected to improve during the remainder of 1999.

Real Estate Franchise
Revenues increased $12.3 million, or 15%, to $96.6 million, primarily from higher royalty revenues. Royalty revenues rose as a result of a 14% increase in homes sold through Cendant franchisees, an 8% increase in the average price of homes sold by those franchisees and expansion of the Company's franchise systems. EBITDA increased $12.2 million, or 21%, to $71.4 million, as a result of higher royalty revenues.

Relocation
Revenues decreased $8.8 million, or 9%, to $90.9 million. This decrease was due in part to the third quarter 1998 sale of certain asset management operations. Additionally, lower volumes on certain relocation services in 1999 were offset by higher average fees as a result of management's efforts to renegotiate certain contracts. EBITDA decreased $7.7 million, or 30%, to $17.9 million, primarily as a result of the absence of EBITDA from the sold asset management operations, increased investment in information technology and higher borrowing costs.

Mortgage
Revenues increased $15.2 million, or 19%, to $93.2 million, due to substantial growth in mortgage origination volume, which increased $1.9 billion, or 40%, to $6.8 billion. While revenues per loan were lower than 1998 because of increased competitive pressure in the mortgage lending market, profitability per loan benefited from a shift to more profitable processing channels. Adjusted EBITDA increased $6.5 million, or 17%, to $44.0 million, reflecting higher revenues partially offset by higher operating expenses related to a previously announced increase in the number of personnel hired at the beginning of the year to support continued growth for the remainder of the year.

Individual Membership
Revenues increased $39.3 million, or 19%, to $243.4 million, because of a larger membership base, higher average membership prices, the acquisition of a company in April 1998 that provides members access to their personal credit information, and increased product sales and service fees from new and existing individual members. EBITDA increased $27.8 million from a loss of $15.9 million last year to a profit of $11.9 million this year, primarily as a result of increased revenues and reduced marketing spending.

Insurance/Wholesale
Revenues increased $5.7 million, or 4%, to $139.7 million, primarily because of international customer growth. EBITDA decreased $0.9 million, or 2%, to $38.3 million, due to non-recurring favorable claims adjustments recorded in the first quarter of 1998. Excluding this non-recurring item, EBITDA would have increased 6%.

Other Consumer and Business Services
Revenues increased $109.7 million, or 70%, to $267.3 million, primarily as a result of the April 1998 acquisition of National Parking Corporation (NPC) in the UK. Adjusted EBITDA increased $22.7 million, or 38%, to $81.8 million, primarily from the NPC acquisition, incremental gains related to the Company's financial investments and from a joint venture agreement originated in the second quarter of 1998. These increases were partially offset by increased investment in information technology in 1999.


Entertainment Publications - Discontinued Operations
The Company separately announced today that it has reclassified Entertainment Publications (EPub) as a discontinued operation and has reported financial results for this unit on this basis. Revenues increased $3.0 million, or 32%, to $12.5 million, and EBITDA improved $0.3 million to a loss of $16.9 million. Due to the seasonal nature of the business, earnings per share from EPub was a loss of $0.01 in both the first quarter of 1999 and 1998, therefore the effect of the reclassification to discontinued operations is an increase in earnings per share from continuing operations of $0.01 in the first quarter of both years. For 1998 as a whole, EPub reported revenues of $197.2 million and EBITDA of $32.1 million.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements as to discussions relating to the sale of certain businesses. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Form 10-K for the year ended December 31, 1998, including the resolution of the pending class action litigation against the Company and the Company's ability to implement its plan to divest non-strategic assets.

Cendant Corporation is a global provider of consumer and business services. The Company's core competencies include building franchise systems, providing outsourcing solutions and direct marketing. As a franchisor, Cendant is the world's leading franchisor of hotels, rental car agencies and residential real estate brokerage offices; and the second largest franchisor of tax preparation service. As a provider of outsourcing solutions, Cendant is a leading fleet management company; the world's largest vacation exchange service; a major provider of mortgage services to consumers; and the global leader in employee relocation. In direct marketing, Cendant provides access to insurance, travel, shopping, auto and other services primarily to customers of its affinity partners. Other consumer and business services include NCP, the UK's largest private car park operator; and Green Flag, a leading motorist assistance group in the UK. Headquartered in New York, NY, the Company has more than 35,000 employees and operates in over 100 countries.

More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting our Web site at www.cendant.com or by calling 877-4INFO-CD (877-446-3623).



Media Contact:                            Investor Contacts:
Elliot Bloom                              Denise L. Gillen
212-413-1832                              212-413-1833
                                          Samuel J. Levenson
                                          212-413-1834

                                                                         Table 1


Cendant Corporation and Subsidiaries
Continuing Operations

First Quarter Financial Results
(Dollars and shares in millions, except per share amounts)

As Adjusted
-----------

The 1999 results are adjusted to exclude $7.0 million ($4.4 million, after tax) of costs incurred in connection with the termination of the proposed acquisition of RAC Motoring Services, $1.7 million ($1.1 million, after tax) of investigation-related costs and a $1.3 million gain ($0.8 million, after tax) on the sale of Essex Corporation, a Company subsidiary. The 1998 results are adjusted to exclude merger-related costs and other unusual charges of $3.1 million ($2.4 million, after tax).


                                                          1999              1998         % change
                                                       ---------         ---------      ----------
Revenues                                               $ 1,304.9         $ 1,119.9           17%
Expenses                                                   994.5             801.0           24%
                                                       ---------         ---------
Income before income taxes and minority interest           310.4             318.9           (3%)

EBITDA (1)                                                 449.7             401.4           12%

Income from continuing operations                          186.0             198.6           (6%)

Earnings per share:
   Basic                                               $    0.23         $    0.24           (4%)
   Diluted                                                  0.22              0.22            -

Weighted average shares - diluted                          854.4             908.5           (6%)


As Reported
-----------
                                                          1999              1998           % change
                                                       ---------         ---------       -----------
Revenues                                               $ 1,304.9         $ 1,119.9           17%
Expenses                                                 1,001.9             804.1           25%
                                                       ---------         ---------
Income before income taxes and minority interest           303.0             315.8           (4%)

EBITDA (1)                                                 442.3             398.3           11%

Income from continuing operations                          181.4             196.3           (8%)

Earnings per share:
   Basic                                               $    0.23         $    0.23            -
   Diluted                                                  0.22              0.22            -

Weighted average shares - diluted                          854.4             908.5           (6%)


(1) Earnings before non-operating interest, taxes, depreciation and amortization.

                                                                         Table 2

                      Cendant Corporation and Subsidiaries
                        CONSOLIDATED STATEMENTS OF INCOME
                      (In millions, except per share data)


                                                                                     Quarterly Period Ended
                                                                                            March 31,
                                                                                  ----------------------------
                                                                                     1999              1998
                                                                                  -----------      -----------
Revenues
   Membership and service fees, net                                               $  1,247.9       $   1,048.8
   Fleet leasing (net of depreciation and interest costs of $326.4 and $311.6)          18.6              19.9
   Other                                                                                38.4              51.2
                                                                                  ----------       -----------
Net revenues                                                                         1,304.9           1,119.9
                                                                                  ----------       -----------

Expenses
   Operating                                                                           432.4             311.6
   Marketing and reservation                                                           262.2             264.8
   General and administrative                                                          160.6             142.1
   Depreciation and amortization                                                        91.0              63.6
   Other charges
     Termination of proposed acquisition                                                 7.0               -
     Investigation-related costs                                                         1.7               -
     Merger-related costs and other unusual charges (credits)                           (1.3)              3.1
   Interest, net                                                                        48.3              18.9
                                                                                  ----------       -----------
Total expenses                                                                       1,001.9             804.1
                                                                                  ----------       -----------

Income from continuing operations before income taxes and
   minority interest                                                                   303.0             315.8
Provision for income taxes                                                             106.5             114.6
Minority interest, net of tax                                                           15.1               4.9
                                                                                  ----------       -----------
Income from continuing operations                                                      181.4             196.3
Loss from discontinued operations, net of tax                                          (12.1)            (23.4)
Gain on sale of discontinued operations, net of tax                                    192.7               -
                                                                                  ----------       -----------
Net income                                                                        $    362.0       $     172.9
                                                                                  ==========       ===========

Income (loss) per share
   Basic
     Income from continuing operations                                            $     0.23       $      0.23
     Loss from discontinued operations                                                 (0.02)            (0.02)
     Gain on sale of discontinued operations                                            0.24              -
                                                                                  -----------      -----------
     Net income                                                                   $     0.45       $      0.21
                                                                                  ===========      ===========

   Diluted
     Income from continuing operations                                            $     0.22       $      0.22
     Loss from discontinued operations                                                 (0.01)            (0.02)
     Gain on sale of discontinued operations                                            0.22              -
                                                                                  ----------       -----------
     Net income                                                                   $     0.43       $      0.20
                                                                                  ==========       ===========

Weighted average shares
     Basic                                                                             800.1             838.7
     Diluted                                                                           854.4             908.5


                                                                         Table 3


Cendant Corporation and Subsidiaries
Continuing Operations

Revenues and Adjusted EBITDA by Segment
(Dollars in millions)


Quarterly Period Ended March 31,

                               Revenues                          Adjusted EBITDA  (1)
                  -----------------------------------     -----------------------------------
                                                 %                                      %
                    1999          1998        Change        1999         1998        Change
                  ---------    ---------    ---------     --------     ---------    ---------
Travel            $   272.0    $   265.6          2       $  144.7     $  149.1         (3)
Fleet                 101.8         96.6          5           39.7         47.6        (17)
Real Estate
  Franchise            96.6         84.3         15           71.4         59.2         21
Relocation             90.9         99.7         (9)          17.9         25.6        (30)
Mortgage               93.2         78.0         19           44.0         37.5  (3)    17
Individual
   Membership         243.4        204.1         19           11.9        (15.9)         *
Insurance/
   Wholesale          139.7        134.0          4           38.3         39.2         (2)
Other                 267.3        157.6         70           81.8 (2)     59.1  (3)    38
                  ---------    ---------                  --------     --------

Total             $ 1,304.9    $ 1,119.9         17       $  449.7     $  401.4         12
                  =========    =========                  =========    ========



*    Not meaningful
(1)  Earnings  before   non-operating   interest,   taxes,   depreciation  and
     amortization, adjusted to exclude non-recurring or unusual items.
(2) Excludes $7.0 million of costs incurred in connection with the termination of the proposed acquisition of RAC Motoring Services, $1.7 million of investigation-related costs and a $1.3 million gain on the sale of Essex Corporation, a Company subsidiary.
(3) Excludes $3.1 million of merger-related costs and other unusual charges comprised of $1.9 million and $1.2 million incurred within the Mortgage segment and Other segment, respectively.

                                                                        Table 4
Cendant Corporation and Subsidiaries
Segment Revenue Driver Analysis
(Revenue dollars in millions)



                                                                             1st Quarter
                                                          ---------------------------------------------
                                                                                                 %
                                                              1999              1998          Change
                                                          --------------   -------------  -------------
Travel Segment
     Domestic Rooms
       Month End Actual Rooms                                   502,613          476,242          6
                                                          -------------    -------------
       Weighted Average Rooms Available                         492,625          465,794          6
     Franchise Fee per Weighted Average Room              $      179.00    $      175.44          3
                                                          -------------    -------------
     Total Franchise Fees                                 $       88.2     $       81.7           8
                                                          -------------    -------------

     Car Rental days                                         13,872,196       12,464,857         11
     Franchise Fee per Rental day                         $        2.82    $        2.79          1
                                                          -------------    -------------
     Total Franchise Fees                                 $        39.1    $        34.8         12
                                                          -------------    -------------

         Sub-Total Franchise Fees                         $       127.3    $       116.5          9
                                                          -------------    -------------

     Number of Timeshare Exchanges                              533,359          492,436          8
                                                          -------------    -------------
     Annualized Number of Exchanges                           2,133,436        1,969,744          8
     Average Subscriptions                                    2,298,726        2,177,050          6
                                                          -------------    -------------
     Total Exchanges and Subscriptions                        4,432,162        4,146,794          7
     Average Fee                                          $       21.59    $       21.01          3
                                                          -------------    -------------
     Total Exchange/Subscription Fees                     $        95.7    $        87.1         10
                                                          -------------    -------------

     Other Revenue                                        $        49.0    $        62.0        (21)
                                                          -------------    -------------

     Total Travel Revenue                                 $       272.0    $       265.6          2
                                                          =============    =============

Fleet Segment
     Number of Cars/Cards                                     4,462,136        3,877,657         15
     Revenue per Car/Card                                 $       22.81    $       24.91         (8)
                                                          -------------    -------------
     Total Revenue                                        $       101.8    $        96.6          5
                                                          =============    =============

Real Estate Franchise Segment
     Closed sides - Domestic                                    368,333          322,995         14
     Average Price                                        $     146,517    $     135,445          8
     Adjusted Royalty Rate                                        0.15%            0.16%
                                                          -------------    -------------
     Total Royalties                                      $        83.2    $        71.1         17
     Other                                                         13.4             13.2          2
                                                          -------------    -------------
     Total Revenue                                        $        96.6    $        84.3         15
                                                          =============    =============

Mortgage Segment
     Production Loan Closings (1)                         $       6,779    $       4,836         40
     Avg. Servicing Loan Portfolio                        $      45,405    $      30,908         47


(1) 1998 production loan closings reflect acquisitions of First Capital and Burnet Home Loans in the fourth quarter of 1997 and first quarter of 1998, respectively.

                                                                         Table 5


                      Cendant Corporation and Subsidiaries
                           CONSOLIDATED BALANCE SHEETS
                                  (In billions)



                                                                                  March 31,       December 31,
                                                                                    1999              1998
                                                                                -----------      -------------
Assets
------

   Cash                                                                         $      0.5       $       1.0
   Other current assets                                                                3.1               3.6
                                                                                ----------       -----------

Total current assets                                                                   3.6               4.6

   Property and equipment - net                                                        1.4               1.4
   Goodwill - net                                                                      3.9               3.9
   Other assets                                                                        2.8               2.8
                                                                                ----------       -----------

Total assets exclusive of assets under programs                                       11.7              12.7

Assets under management and mortgage programs                                          7.2               7.5
                                                                                ----------       -----------

Total assets                                                                    $     18.9       $      20.2
                                                                                ==========       ===========

Liabilities and shareholders' equity
------------------------------------

Total current liabilities                                                       $      2.9               2.9

   Long-term debt                                                                      3.4               3.4
   Other non-current liabilities                                                       0.3               0.4
                                                                                ----------       -----------

Total liabilities exclusive of liabilities under programs                              6.6               6.7

Liabilities under management and mortgage programs                                     6.7               7.2

Mandatorily redeemable preferred securities issued by subsidiaries                     1.5               1.5

Commitments and contingencies

Total shareholders' equity                                                             4.1               4.8
                                                                                ----------       -----------

Total liabilities and shareholders' equity                                      $     18.9       $      20.2
                                                                                ==========       ===========